UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 3, 2013

HMS Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

New York	0-50194	11-3656261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5615 High Point Drive, Irving, TX	75038
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 453-3000

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 3, 2013, HMS Holdings Corp., a New York corporation (the “Company”), entered into a $500 million five-year, amended and restated revolving credit agreement (“Credit Agreement”) with the financial institutions identified therein as lenders and Citibank, N.A. as Administrative Agent.  The Credit Agreement is guaranteed by the Company’s material subsidiaries as designated by the Company from time to time or as required under the Credit Agreement (the “Guarantors”), and is supported by a security interest in all or substantially all of the Company’s and the Guarantors’ personal property assets.

The Credit Agreement amends and restates in its entirety the revolving and term loan credit agreement (the “Prior Credit Agreement”), dated as of December 16, 2011, among the Company, the Guarantors, Citibank, N.A., as Administrative Agent, and the other financial institutions identified therein as lenders. The Prior Credit Agreement provided for a $450 million secured revolving and term loan credit facility through December 16, 2016.

The Credit Agreement provides for an initial $500 million in revolving credit facilities, and, under specified circumstances, the revolving credit facility can be increased or one or more incremental term loan facilities can be added provided that the incremental credit facilities do not exceed in the aggregate the sum of (a) $75 million plus (b) an additional amount not less than $25 million, so long as the Company’s total secured leverage ratio, calculated giving pro forma effect to the requested incremental borrowing and other customary and appropriate pro forma adjustment events, including any permitted acquisitions, is no greater than 2.5:1.0.  The Credit Agreement contains certain customary representations and warranties, affirmative and negative covenants, and events of default.  Principal covenants include a maximum Consolidated Leverage Ratio (as defined in the Credit Agreement) reducing from 3.50:1.00 to 3.25:1.00 over the next two years and a minimum Interest Coverage Ratio (as defined in the Credit Agreement) of 3.00:1.00.

Borrowings under the revolving credit facility will be used to refinance the entire term loan facility under the Prior Credit Agreement and may be used for general corporate purposes, including for acquisitions permitted under the Credit Agreement.

The interest rates applicable to the revolving credit facility are, at the Company’s option, either (a) the LIBO Rate (as defined in the Credit Agreement) multiplied by the Statutory Reserve Rate (as defined in the Credit Agreement) plus an interest margin ranging from 1.50% to 2.25% based on the Company’s Consolidated Leverage Ratio (as defined in the Credit Agreement), or (b) a base rate (which is equal to the greatest of (a) the Prime Rate (as defined in the Credit Agreement), (b) the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.50% and (c) the one-month LIBO Rate (as defined in the Credit Agreement) plus 1.00% plus an interest margin ranging from 0.50% to 1.25% based on the Company’s Consolidated Leverage Ratio (as defined in the Credit Agreement).  The Company will pay an unused commitment fee on the revolving credit facility during the term of the Credit Agreement ranging from 0.375% to 0.50% per annum based on the Company’s Consolidated Leverage Ratio (as defined in the Credit Agreement).

The obligations of the Company and the Guarantors under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement, which includes customary events of default including, without limitation, payment defaults, failures to perform affirmative covenants, failure to refrain from actions or omissions prohibited by negative covenants, the inaccuracy of representations or warranties, cross-defaults, bankruptcy and insolvency related defaults, defaults relating to judgments, defaults due to certain ERISA related events and a change of control default.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02.                               Termination of a Material Definitive Agreement

On May 3, 2013, the Prior Credit Agreement was amended and restated in its entirety by a secured revolving credit facility.  The information reported under Item 1.01 “Entry into a Material Definitive Agreement” above is incorporated herein by reference.

Item 9.01.                               Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Credit Agreement dated as of May 3, 2013 among HMS Holdings Corp., the Guarantors Party thereto, the Lenders party thereto and Citibank, N.A. as Administrative Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HMS HOLDINGS CORP.

Date: May 6, 2013	/s/ Walter D. Hosp
Walter D. Hosp
Chief Financial Officer & Chief Administrative Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Credit Agreement dated as of May 3, 2013 among HMS Holdings Corp., the Guarantors Party thereto, the Lenders party thereto and Citibank, N.A. as Administrative Agent.